UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 14, 2024

THE CANNABIST COMPANY HOLDINGS INC.

(Exact Name of Registrant as specified in its charter)

British Columbia	000-56294	98-1488978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 Fifth Ave., 24th Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(212) 634-7100

(Registrant’s telephone number, including area code)

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Convertible Note Offering

On or about March 15, 2024, The Cannabist Company Holdings Inc. (the “Company”) entered into subscription agreements with institutional investors (the “Investors”) for the purchase and sale of US$25.75 million aggregate principal amount of 9.00% senior secured convertible notes due 2027 (the “Notes”) in a concurrent private brokered offering (the “Brokered Offering”) and private non-brokered offering (the “Non-Brokered Offering” and together with the Brokered Offering, the “Offerings”). The Notes are comprised of (i) US$19.5 million in aggregate principal amount of Notes (the “New Notes”) issued at an original issue discount of US$800 (per US$1,000 in principal amount) per New Note; and (ii) US$6.25 million in aggregate principal amount of Notes (the “Exchange Notes”) issued at an original issue discount of US$800 (per US$1,000 in principal amount) per Exchange Note, in exchange for US$5.0 million in aggregate principal amount of the Company’s 6.0% senior secured convertible notes due June 2025 issued and outstanding under the Indenture (as defined below) as consideration.

The Offerings closed concurrently on March 19, 2024.

The Company estimates that the cumulative gross proceeds from the New Notes will be approximately US$15.6 million after deducting the original issue discount. The Company intends to use the net proceeds from the sale of the Notes for the repayment of existing indebtedness including, the repayment of the remaining US$13.2 million of the Company’s 13% senior secured notes due May 2024, working capital and general corporate purposes.

ATB Securities Inc. acted as sole bookrunner and agent for the Brokered Offering.

The Notes are being issued pursuant to the exemption from registration provided by Rule 506(b) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). The Company is relying on this exemption from registration based in part on the nature of the transaction and the representations made by the Investors.

Indenture and the Notes

In connection with the Offerings, the Company entered into a seventh supplemental indenture with respect to the Notes (the “Seventh Supplemental Indenture”) with Odyssey Trust Company (the “Trustee”). The Company entered into a trust indenture with the Trustee dated as of May 14, 2020, as supplemented by a first supplemental trust indenture dated as of June 19, 2020, a second supplemental trust indenture dated as of June 29, 2021, a third supplemental trust indenture dated as of February 2, 2022, a fourth supplemental trust indenture dated as of February 3, 2022, a fifth supplemental trust indenture dated as of May 5, 2022 and a sixth supplemental trust indenture dated as of September 20, 2023 (collectively, the “Indenture”).

The Notes are senior secured obligations of the Company and bear interest at a rate of 9.00% per year payable semiannually in arrears on March 31 and September 30 of each year, beginning on September 30, 2024. The Notes will mature in March 2027, unless earlier converted, redeemed or repurchased in accordance with their terms.

The Notes are convertible into common shares of the Company (the “Common Shares”) at a conversion price of US$0.305 per Common Share (equivalent to an initial conversion rate of approximately 3,278.6 shares per US$1,000 principal amount of Notes). The conversion price is subject to customary anti-dilution adjustments (in no event will fractional shares be issuable).

If the Company undergoes a “Change of Control,” as defined in the Indenture, prior to maturity, subject to certain conditions, holders may require the Company to repurchase for cash all of their Notes at a cash price equal to 101% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare 100% of the principal of, and accrued and unpaid special interest, if any, on, all the notes to be due and payable.

The foregoing description of the Seventh Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Seventh Supplemental Indenture, which is attached hereto as Exhibit 4.1, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Notes is incorporated by reference into this Item 2.03 of this Current Report to the extent required.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Notes is incorporated by reference into this Item 2.04 of this Current Report to the extent required.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Notes is hereby incorporated into this Item 3.02 by reference. The issuance of Common Shares upon conversion of the Notes shall be exempt from registration under the Securities Act, pursuant to Section 3(a)(9) thereof.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Seventh Supplemental Indenture dated March 19, 2024 between The Cannabist Company Holdings Inc. and Odyssey Trust Company

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CANNABIST COMPANY HOLDINGS INC.

By:	/s/ David Sirolly
Name:	David Sirolly
Title:	Chief Legal Officer & General Counsel

Date: March 20, 2024